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                                                                    EXHIBIT 2.1j



                            NON-COMPETITION AGREEMENT

         AGREEMENT, dated as of October 21, 1999, between COACH AND CAR EQUIPMENT CORP., a Nevada corporation f/k/a Coach and Car Acquisition Corp. ("Company"), and CCEC CAPITAL CORP., an Arizona corporation f/k/a Coach and Car Equipment Corporation ("Coach and Car").

         WHEREAS, pursuant to an Amended and Restated Asset Purchase Agreement dated August 31, 1999 ("Purchase Agreement"), the Company acquired all of the operating assets of Coach and Car, which owns and operates a business located principally in Elk Grove Village, Illinois, engaged in rail transportation hard goods and soft goods manufacture and sale (the "Business").

         WHEREAS, the Company's agreement not to compete with Coach and Car and its affiliated entities under common control in the airline seating soft goods business (the "Excluded Business") is a material inducement in Coach and Car's agreement to refinance the promissory note given by the Company to Coach and Car in connection with the Purchase Agreement.

         NOW, THEREFORE, the Company and Coach and Car covenant and agree as follows:

         1. No Competition. For a period of seven (7) years from the date hereof, neither the Company nor any affiliated entity under common control with the Company nor anyone acting on their behalf will:

            (a) compete with Coach and Car or any affiliated company under common control with Coach and Car ("Coach and Car Affiliate") through any interest in the ownership or operation of a business similar to the Excluded Business; or

            (b) interfere with, disrupt or attempt to interfere with or disrupt any past, present or prospective relationship, contractual or otherwise, between Coach and Car or any Coach and Car Affiliate and (i) any supplier or employee of the Excluded Business, or (ii) any customer who has used the goods and services of the Excluded Business.

         The term "compete" as used herein means to engage at any geographic location in competition directly or indirectly, either as a proprietor, employee, agent, consultant, director, officer, creditor, partner, stockholder (other than solely as a minority stockholder of a corporation listed on a national securities exchange or whose stock is regularly traded in the over-the-counter market) or in any other capacity or manner whatever.

         2. Remedies. Seller agrees and acknowledges the violations of the covenants and agreements in Section 1 hereof would cause irreparable injury to Coach and Car, that remedies at law for a violation or threatened violation thereof would be inadequate, and that Coach and Car is entitled to temporary and permanent injunctive or other equitable relief in the event of such violation or threatened violation as well as to damages and other legal remedies. In the event that Coach and Car prevails in any court execution brought to enforce the provisions of this Agreement, it shall be entitled to recover its costs, including reasonable attorneys fees, in addition to any other relief granted.
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         3. Interpretation; Separability. The Company and Coach and Car
recognize that the laws and public policies of the various states of the United States differ as to the validity and enforceability of covenants and agreements similar to those contained in Section 1 hereof. It is the intention of the Company and Coach and Car that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and the public policies of the States of Illinois and Arizona and of any other jurisdiction in which enforcement may be sought, but that the enforceability (or the modification to conform with such laws or public policies) of any provisions hereof shall not render unenforceable or impair the remainder of this Agreement. Accordingly, any provisions of this Agreement shall be deemed amended to delete or modify, as necessary, the offending provisions and to alter the balance of this Agreement in order to render the same valid and enforceable to the fullest extent permissible.

         4. Miscellaneous. This Agreement shall inure to the benefit of Coach and Car, all Coach and Car Affiliates, and their successors and assigns. This Agreement shall be governed in all respects by the laws of the State of Arizona. The headings herein are for convenience of reference only and shall not be deemed to be part of the substance of this Agreement.

         5. Notices. Any notice of other communication under this Agreement shall be in writing and shall be sent by certified or registered mail addressed to the respective parties as follows:

                         If to the Company:

                              Coach and Car Equipment Corp.
                              730 West 22nd Street
                              Tempe, Arizona 85282

                              Attn: Michael Feinstein

                         If to Coach and Car:

                              Simula, Inc.
                              2700 N. Central Avenue
                              Suite 1000
                              Phoenix, Arizona 85004

                              Attn:  Brad Forst

         Any notice or other communication shall be deemed to have been given when deposited, postage paid, in the United States mail. Either of the above addresses may be changed any time on ten (10) days' prior notice given as provided above.


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         IN WITNESS WHEREOF, the Company and Coach and Car have executed this agreement on the date first above written.

                                   COACH AND CAR EQUIPMENT CORP., a Nevada
                                   corporation formerly known as Coach and Car
                                   Acquisition Corp.

                                   By: /s/ Michael Feinstein
                                       -----------------------------------------
                                   Its:  Vice President
                                        ----------------------------------------


                                   CCEC CAPITAL CORP., an Arizona corporation formerly known as Coach and Car Equipment Corporation

                                   By:  /s/ Brad Forst
                                       -----------------------------------------
                                   Its:  Executive Vice President
                                        ----------------------------------------


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